HILLS BANCORPORATION
                                   EXHIBIT II
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                 Three months ended        Six months ended
                                                       June 30                   June 30
                                                      -------                   -------
                                                   2001        2000       2001         2000
                                                   ----        ----       ----         ----
Weighted average number of shares
  outstanding (basic)                           1,496,044   1,495,941   1,495,764    1,495,941


Weighted average of potential dilutive shares
  attributable to stock options granted
  computed under the treasury stock method         12,689      12,677      12,182       12,631
                                                ---------   ---------   ---------    ---------
Weighted average number of shares (diluted)     1,508,733   1,508,618   1,507,946    1,508,572
                                                =========   =========   =========    =========


Earnings Per Share:

   Net income (in thousands)                       $2,534      $2,399     $4,841       $4,603
                                                   ======      ======     ======       ======

   Earnings per common share:
     Basic                                         $ 1.69      $ 1.60      $3.23       $ 3.08
                                                     ====        ====       ====         ====
     Diluted                                         1.68        1.59       3.21         3.05
                                                     ====        ====       ====         ====
